Exhibit 10.8

JetPay Corporation

7450 Tilghman Street

Suite 170

Allentown, PA 18106

July 11, 2018

VIA FACSIMILE & OVERNIGHT DELIVERY

Wellington Management Company, LLP

280 Congress Street

Boston, MA 02210

Facsimile No.: 617-289-5699

Attention: Legal Department

with a copy to:

Greenberg Traurig, LLP

One International Place

Boston, MA 02110

Facsimile No.: (617) 279-8402

Attention: Bradley A. Jacobson

Gentlemen and Ladies:

Reference is hereby made to that certain Securities Purchase Agreement dated as of May 1, 2014 (the "Purchase Agreement"), by and among JetPay Corporation, a Delaware corporation (the "Company"), and each purchaser identified on the signature pages thereto (each a “Purchaser”) and collectively, the “Purchasers”) and that certain letter agreement, dated March 23, 2017 (the “Letter Agreement”), by and between the Purchasers and the Company with respect to the Direct Air Matter. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

On July 2, 2018, the Company provided notice to the Purchasers (the "Settlement Notice") of the successful recovery of funds by the Company as a result of its lawsuit against Valley National Bank, Civil Action No. 2:14-cv-7827 (D. N.J.) (the “Valley National Matter”). The purpose of this letter agreement is to document an upward adjustment to the Conversion Price (as defined in the Certificate of Designation) applicable to the Preferred Stock of the Company held by the Purchasers as a result of the settlement described in the Settlement Notice. In accordance with the Letter Agreement (and Section 10.2(d) of the Purchase Agreement), the parties hereby agree that the Conversion Price applicable to the Preferred Stock of the Company held by the Purchasers shall be increased to a price per share equal to $2.60 (the "Adjusted Conversion Price"), which increase is being made in respect of the successful recovery of funds by the Company in the Valley National Matter. The Purchasers are not waiving their rights under the Purchase Agreement to indemnification for any Indemnified Liabilities not taken into account in calculating the Adjusted Conversion Price, whether because of inaccuracies in the accounting of the amount of such Indemnified Liabilities, the discovery of new information, or otherwise (including, without limitation, any new or different claims not related to the Valley National Matter).

Except as provided herein, all other provisions of the Purchase Agreement remain unchanged and in full force and effect.

[Signature page follows]

jetpay corporation

By:	/s/ Gregory Krzemien
Name: Gregory Krzemien
Its: Chief Financial Officer

Acknowledged, agreed and accepted
as of the date first written above:

Ithan Creek Master Investors (Cayman) L.P.

By:	Wellington Management Company, LLP, its investment advisor

By:	/s/ Emily Babalas
Name: Emily Babalas
Its: Managing Director and Counsel

[Signature page to letter agreement re
Valley National Conversion Price Adjustment]